EXHIBIT 99.1

Splash Beverage Group Enters into Agreement to Acquire Exclusive Rights to World-Class Water Source in Costa Rica’s Famed “Blue Zone”

FOR IMMEDIATE RELEASE

Fort Lauderdale, FL – June 26, 2025 – Splash Beverage Group, Inc. (NYSE American: SBEV) (“Splash” or the “Company”), a portfolio company of leading beverage brands, today announced that it has entered into an agreement for the acquisition of exclusive water rights to one of the most pristine natural spring sources in the world—an underground network of aquifers located in the cloud rainforests of Costa Rica, within one of only five globally recognized “Blue Zones,” areas famed for human longevity and natural wellness.

This $20 million asset acquisition will provide Splash with full ownership and control over the source of Blu, a boutique premium water brand already gaining traction among discerning consumers. Independent testing confirms that the naturally alkaline spring water, filtered through volcanic rock and rich biodiversity, exceeds global leaders on various measured purity and mineral indices—including pH, magnesium, calcium, and silica levels. The Company issued $20 million of a new series of convertible preferred stock pursuant to the agreement, and the seller agreed to deliver the assets or $20 million in lieu thereof in exchange for such preferred stock. It’s anticipated that the completion of the mineral rights documents, land deeds and physical assets will fully transfer to the Company on or about August 10th. The seller has until December 31, 2025 to fully transfer the rights if they extend beyond the targeted date in August. To ensure the Company is activating this asset this year, the Asset Purchase Agreement requires a delivery deadline of December 31, 2025. If the seller does not deliver before the end of the calendar year it must pay Splash $20 million or its preferred stock will be cancelled.

“With year-one orders already exceeding $10 million, this acquisition is not only strategically aligned with global trends in clean hydration and wellness, but also represents a powerful new revenue engine for our portfolio,” said William Meissner, President and Chief Marketing Officer of Splash Beverage Group. “It allows us to control a rare and scalable natural asset, giving us both brand and supply-side leverage in the premium water category.”

The source will anchor an expanded brand platform that begins with Blu and extends into new offerings—including a super-premium glass bottle line and a sustainable canned water line leveraging Splash’s access to Carto-Can, the eco-friendly paper can its Pulpoloco sangria uses. All products will be bottled at the source using sustainable practices, with certification pathways underway for carbon neutrality and rainforest preservation.

This move reinforces Splash’s strategy of acquiring and scaling unique, high-margin beverage brands. The Company’s leadership team brings a proven track record in building iconic beverages such as Red Bull, FUZE, NOS, and Sparkling ICE.

“The story of this water is unmatched—geology, purity, sustainability, and a wellness narrative that consumers are craving,” added Bill Meissner, Splash President & CMO. “It’s a foundational asset that positions us for accelerated brand growth and long-term value creation.”

About Splash Beverage Group, Inc.

Splash Beverage Group, an innovator in the beverage industry, owns a growing portfolio of alcoholic and non-alcoholic beverage brands including Copa di Vino wine by the glass, Chispo tequilas, and Pulpoloco sangria. Splash’s strategy is to rapidly develop early-stage brands already in its portfolio as well as acquire and then accelerate brands that have high visibility or are innovators in their categories. Led by a management team that has built and managed some of the top brands in the beverage industry and led sales from product launch into the billions, Splash is rapidly expanding its brand portfolio and global distribution.

Follow Splash Beverage Group on Twitter: www.twitter.com/SplashBev

For more information visit:

www.SplashBeverageGroup.com

www.copadivino.com

https://chispotequila.com

www.pulpo-loco.com

Forward-Looking Statements

This report contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the agreement to acquire water rights and the potential uses, characteristics and benefits of such acquisition and other future events and contingencies relating thereto. Forward-looking statements are prefaced by words such as “anticipate,” “expect,” “plan,” “could,” “may,” “will,” “should,” “would,” “intend,” “seem,” “potential,” “appear,” “continue,” “future,” believe,” “estimate,” “forecast,” “project,” and similar words. Forward-looking statements are based on our current expectations and assumptions regarding our business and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. We caution you, therefore, against relying on any of these forward-looking statements. Our actual results may differ materially from those contemplated by the forward-looking statements for a variety of reasons, including, without limitation, the possibility that the assets or cash consideration are not delivered by the seller by December 31, 2025 in which case the preferred stock will be cancelled and the transaction terminated, the possibility that the acquisition does not yield the benefits expected or desired, our reliance on third parties to further our interests with respect to the acquired assets, regulatory uncertainty and our need to comply with regulations with respect to the acquired assets and our uses thereof, the impact of tariffs and other government actions on international operations, external forces such as geopolitical conflicts and the possibility of a recession in the U.S. and abroad, the possibility that projections and assumptions on which the forward-looking statements are based prove to be incorrect, and the Risk Factors contained in our registration statement on Form S-1 filed December 9, 2024. Any forward-looking statement made by us in this presentation speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Contact Information:

Splash Beverage Group

Info@SplashBeverageGroup.com

954-745-5815